Exhibit 99.1

News Release
CONTACT:
Michael Perlman
Assistant Treasurer
KLX Inc.
(561) 383-5100

KLX INC. REPORTS FIRST FISCAL QUARTER ENDED APRIL 30, 2015 FINANCIAL RESULTS

WELLINGTON, FL, May 20, 2015: KLX Inc. (“the Company”) (NASDAQ: KLXI), the world’s leading distributor and value added service provider of aerospace fasteners and consumables, and a provider of services and products to the oil and gas industry, today announced its first fiscal quarter 2015 financial results.

For comparative purposes, this press release presents results adjusted to exclude certain costs related to the spin-off from the Company’s former parent, B/E Aerospace, Inc., on December 16, 2014, “costs as defined” as more fully described in “Reconciliation of Non-GAAP Financial Measures.” As previously reported, we expect to incur approximately $25 million of one-time costs related to branding, new IT system alignments and other related start-up expenses. Also as reported, we expect our recurring annual operating costs, as a stand-alone company, to be approximately $25 million higher than the amount previously allocated under B/E Aerospace, Inc.

FIRST QUARTER ENDED APRIL 30, 2015 HIGHLIGHTS COMPARED WITH THE FIRST QUARTER ENDED MARCH 31, 2014

•                  Revenues of $431.5 million increased 16.3 percent

•                  Organic revenue growth was 2 percent (ASG up 6.6%, offset by 13.6% decline in ESG)

•                  Adjusted operating earnings were $55.9 million

•                  Adjusted EBITDA was $80.7 million

•                  Adjusted EPS was $0.75

•                  Increased liquidity through strong net cash flow provided by operations of $106.6 million and through an increase in borrowing capacity to $750 million

Commenting on the Company’s recent performance, Amin J. Khoury, Chairman and Chief Executive Officer of KLX said, “I am pleased to report that we completed our first full fiscal quarter as an independent public company since separating from our former parent, B/E Aerospace, Inc. The Company’s results reflect solid performance by our Aerospace Solutions Group segment (“ASG”), which recorded year-over-year and sequential quarterly revenue growth. Our Energy Services Group segment’s (“ESG”) financial results reflect the precipitous decline in the oil and gas industry. However, we did make important progress in adding resources and assets to gain market share and maximize future revenue growth opportunities.”

Certain financial information in the narrative of this press release has been presented exclusive of non-recurring costs and expenses incurred in 2015 following the spin-off from our former parent, B/E Aerospace, Inc. Costs as defined are more fully described in “Reconciliation of Non-GAAP Financial Measures” accompanying this press release. We have also presented adjusted earnings and adjusted earnings per diluted share to reflect net earnings before costs as defined, amortization, non-cash compensation expense, and to include the tax benefit from the amortization of tax deductible goodwill. In addition, for comparison purposes, we have presented interest expense for the 2014 period based on the current KLX capital structure and have utilized the current estimated 2015 effective tax rate for the first quarter of 2014. See “Reconciliation of Non-GAAP Financial Measures.”

As a result of the change in our year end from December 31 to a January 31 year end, we have presented information for the one-month period ended January 31, 2015, in addition to our first fiscal quarter ended April 30, 2015, as compared with the three months ended March 31, 2014.

FIRST QUARTER CONSOLIDATED RESULTS

First quarter 2015 revenues of $431.5 million increased 16.3 percent as compared to the three-month period ended March 31, 2014. On an organic basis, including all acquisitions as if completed on January 1, 2014, revenue growth was 2 percent, reflecting a 6.6 percent increase in ASG’s revenues, offset by a 13.6 percent decline in ESG’s revenues.

Adjusted operating earnings, excluding costs as defined, were $55.9 million, and adjusted operating margin was 13.0 percent. On a GAAP basis, including costs as defined, operating earnings were $47.5 million. Adjusted EBITDA, excluding costs as defined and non-cash compensation expense, declined by 3.1 percent from $83.3 million to $80.7 million.

Adjusted first quarter 2015 net earnings and adjusted earnings per diluted share, excluding costs as defined, amortization and non-cash compensation expense, and including the tax benefit from the amortization of tax deductible goodwill (“adjusted net earnings” and “adjusted net earnings per diluted share”), were $39.4 million and $0.75 per diluted share, respectively. On a GAAP basis, net earnings and earnings per diluted share were $17.9 million and $0.34 per share, respectively.

FIRST QUARTER 2015 SEGMENT RESULTS

The following is a tabular summary and commentary of revenues, adjusted operating earnings and adjusted EBITDA by segment for the three months ended April 30, 2015, as compared with the three months ended March 31, 2014, as well as on a pro forma basis, assuming all businesses acquired in 2014 were owned as of January 1, 2014:

REVENUES

($ millions)

			As Reported	Pro Forma	Pro Forma
Segment	April 30, 2015	March 31, 2014	% Change	March 31, 2014	% Change
Aerospace Solutions Group	$348.0	$326.4	6.6%	$326.4	6.6%
Energy Services Group	83.5	44.5	87.6%	96.6	(13.6)%
Total	$431.5	$370.9	16.3%	$423.0	2.0%

ADJUSTED OPERATING EARNINGS

			As Reported	Pro Forma	Pro Forma
Segment	April 30, 2015	March 31, 2014	% Change	March 31, 2014	% Change
Aerospace Solutions Group	$66.3	$63.6	4.2%	$63.6	4.2%
Energy Services Group	(10.4)	7.4	nm	21.8	nm
Total	$55.9	$71.0	(21.3)%	$85.4	(34.5)%

ADJUSTED EBITDA

			As Reported	Pro Forma	Pro Forma
Segment	April 30, 2015	March 31, 2014	% Change	March 31, 2014	% Change
Aerospace Solutions Group	$76.5	$71.5	7.0%	$71.5	7.0%
Energy Services Group	4.2	11.8	(64.4)%	29.6	(85.8)%
Total	$80.7	$83.3	(3.1)%	$101.1	(20.2)%

First quarter 2015 ASG revenues grew 6.6 percent to $348.0 million. ASG first quarter 2015 adjusted operating earnings and adjusted operating margin were $66.3 million and 19.1 percent, respectively. On a GAAP basis, ASG operating earnings and operating margin were $60.8 million and 17.5 percent, respectively. Mr. Khoury commented, “Revenue growth at ASG in the first quarter was driven primarily by the strong new aircraft delivery cycle. Revenues from our global aerospace manufacturing customers continued to outpace aftermarket revenues, reflecting the record number of new aircraft deliveries and the record number of retirements of aging aircraft. These new aircraft are replacing and retiring older, less fuel efficient aircraft, which typically require ongoing spare parts as part of their recurring maintenance requirements.” Mr. Khoury continued, “We are pleased with the performance of our ASG business, as the contribution from customers added in 2014 increased, along with growth from a number of our established business partners. ASG’s aftermarket results continue to reflect the record number of retirements of aging aircraft, which are almost always retired immediately before their heavy maintenance checks. Over the last six years, nearly 3,500 aircraft have been retired and the average age of the commercial fleet has significantly declined. As the approximately 7,700 new aircraft delivered over the last six years begin to require scheduled maintenance, we should experience a gradual return to historical aftermarket growth rates over the next two to three years.”

First quarter 2015 ESG revenues were $83.5 million and adjusted operating loss was $10.4 million, reflecting the substantial decrease in both the volume and price of oil field services. On a sequential quarterly basis, revenues declined by 32.5 percent, and adjusted operating earnings declined by approximately $31.3 million as compared with the fourth quarter of 2014. ESG’s first quarter adjusted EBITDA was $4.2 million, or 5.0 percent of revenues. On a pro forma basis, revenues and adjusted EBITDA declined 13.6 percent and 85.8 percent, respectively. On a GAAP basis, ESG operating loss was $13.3 million.

Commenting on the ESG business Mr. Khoury noted, “The precipitous decline in oil and gas prices, which began in late 2014 and which has resulted in significant cut backs in capital expenditures by our oil and gas customers, accelerated during the first quarter of 2015. The approximately 50 percent year-over-year decline in the onshore rig count has led to volume declines and pricing concessions across most of the service lines and geographies in which we operate. At this time, it is too soon to begin to predict when a floor in activity will be reached. While we expect this headwind to continue through 2015, we remain confident that our energy franchise is being well positioned to take advantage of the extraordinary opportunities which have occurred as a result of these industry conditions. KLX is actively adding and upgrading personnel and assets to both better serve our customers and position our company for future growth. During the first quarter, we broadened and enhanced ESG’s existing range of service offerings with the addition of several new services, including Compensated Neutron Logging and Cement Bond Logging, and we expanded our service offerings into the Casper, Riverton and Rock Springs, Wyoming markets, as well as the Enid, Oklahoma and Bossier City, Louisiana markets. We enhanced potential growth opportunities by adding over 50 highly skilled industry professionals, including a number of well-respected industry leaders, and we continued to invest in the assets and tools necessary to drive future revenue and earnings growth.”

LIQUIDITY

Cash flow provided by operations in the first quarter this year was strong in both segments, totaling $106.6 million, and free cash flow of $71.0 million increased by $90.9 million, as compared with the three month period ended March 31, 2014. As of April 30, 2015, cash was $429.1 million and reflects approximately $91 million of deferred acquisition payments made during the first quarter of 2015. Net debt, which represents total long-term debt of $1.2 billion less cash, was $770.9 million, and the Company’s net debt to net capital ratio was 22.7 percent.

Effective May 19, 2015, the Company amended and restated its credit facility and increased its borrowing capacity under this facility to $750 million, subject to availability under an asset based formula.

Mr. Khoury commented, “We are pleased to have both generated strong free cash flow during the quarter as well to have completed this amendment to our existing credit facility. We have been able to increase our available borrowing capacity by 50 percent while materially reducing the cost of borrowed funds. The increase in borrowing capacity provides us with enhanced financial flexibility to pursue new growth opportunities in both the aerospace and energy markets.” The Company’s credit facility was undrawn as of April 30, 2015.

Mr. Khoury commented “We remain focused on maintaining sufficient liquidity to take advantage of both present and future opportunities, while driving operational efficiencies in our existing business and managing our cost structure to ensure that it is aligned with current market conditions.”

OUTLOOK

Commenting on the Company’s outlook, Mr. Khoury noted, “ASG’s fiscal 2015 revenues are expected to grow at a mid-single digit percentage basis as compared with 2014, driven by continued strength of the new aircraft delivery cycle and rising passenger travel demand. We expect margins to continue to improve on existing aerospace manufacturing support programs as they mature and for a gradual increase in aftermarket activity over the next two years. In addition, to the extent our airline customers elect to extend the lives of existing aging aircraft in response to lower fuel prices, ASG should benefit from the service requirements of these older aircraft.”

Mr. Khoury concluded, “While the near term outlook for the financial performance of our ESG business is challenged due to the current severe industry headwinds, KLX remains committed to taking advantage of these conditions to continue to build on the outstanding platform we have established. When the market begins to recover, we believe KLX will be well-positioned to gain market share in the oil field services which we provide to the onshore North American market, given our first tier workforce and discrete, focused footprint of assets and services. We intend to manage our ESG business to navigate the difficult current environment while not hindering our ability to capitalize upon market opportunities as conditions stabilize. In the near term, we will continue to prudently manage our costs while delivering high quality operational execution to our customers. We believe our operational excellence, geographic diversity and financial strength leave us well positioned to remain a preferred partner for our customers. At the same time, we believe that the depressed industry environment, driven by lower activity levels and ongoing price pressure, will result in capacity reductions through the downsizing of industry participants, mergers and the exit of weaker businesses. We are focused on taking advantage of these conditions by continuing to bolster our existing team with top flight industry experts, as well as selectively evaluating opportunities to acquire assets and businesses as they become available. As a result, as the market recovers, we believe ESG will be well positioned to continue to gain market share and to deliver superior financial results.”

This release includes adjusted net earnings, adjusted earnings per diluted share, adjusted operating earnings, adjusted operating margin, adjusted EBITDA, free cash flow, ASG adjusted operating earnings, ASG adjusted operating margin, ESG adjusted operating earnings and ESG adjusted operating margin. Each of these measures excludes costs related to the spin-off, business repositioning costs, integration and acquisition related costs (“costs as defined”). For more information, see “Reconciliation of Non-GAAP Financial Measures.”

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements. Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”), which include its Annual Report on Form 10-K and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About KLX Inc.

KLX Inc., through its two operating segments, provides mission critical products and complex logistical solutions to support its customers’ high value assets. KLX serves its customers in demanding environments that face high cost of downtime and require dependable, high quality just-in-time customer support. The Aerospace Solutions Group is the world’s leading distributor and value added service provider of aerospace fasteners and consumables offering the broadest range of aerospace hardware and consumables and inventory management services worldwide. The Energy Services Group provides vital services and products to the oil and gas industry on an episodic, 24/7 basis focused on reducing our customers’ exposure to non-productive time (“NPT”). For more information, visit the KLX website at www.klx.com.

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KLX INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(In Millions, Except Per Share Data)

	THREE MONTHS ENDED			Month Ended
	April 30, 2015	March 31, 2014	March 31, 2014	January 31, 2015
		(As Adjusted) (1)	(GAAP)

Revenues	$431.5	$370.9	$370.9	$133.0
Cost of sales	323.9	255.8	255.8	95.6
Selling, general and administrative	60.1	46.2	46.2	19.7

Operating earnings	47.5	68.9	68.9	17.7

Interest expense (1)	18.6	18.6	(0.1)	6.3

Earnings before income taxes	28.9	50.3	69.0	11.4

Income tax expense (1)	11.0	19.1	25.0	4.3

Net earnings	$17.9	$31.2	$44.0	$7.1

Net earnings per common share:
Basic	$0.34	$0.60	$0.84	$0.14
Diluted	$0.34	$0.60	$0.84	$0.14

Weighted average common shares:
Basic	52.2	52.2	52.2	52.2
Diluted	52.3	52.3	52.3	52.3

(1) Interest expense for 2014 period adjusted to reflect the 2015 capital structure and to utilize the 2015 estimated effective tax rate (38%) in both periods

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KLX INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In Millions)

	April 30,	January 31,	December 31,
	2015	2015	2014
ASSETS

Current assets:
Cash and cash equivalents	$429.1	$447.2	$470.8
Accounts receivable	305.7	304.2	308.0
Inventories	1,314.1	1,322.1	1,289.2
Deferred income taxes	39.1	37.2	37.5
Other current assets	53.2	51.3	50.6
Total current assets	2,141.2	2,162.0	2,156.1
Long-term assets	2,134.7	2,122.5	2,147.5
	$4,275.9	$4,284.5	$4,303.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$288.8	$332.8	$330.2
Total long-term liabilities	1,363.8	1,350.6	1,353.1
Total stockholders’ equity	2,623.3	2,601.1	2,620.3
	$4,275.9	$4,284.5	$4,303.6

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KLX INC.
STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	THREE MONTHS ENDED		Month Ended
	April 30, 2015	March 31, 2014	January 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$17.9	$44.0	$7.1
Adjustments to reconcile net earnings to net cash flows provided by operating activities, net of effects from acquisitions:
Depreciation and amortization	20.9	11.3	7.3
Deferred income taxes	9.8	9.5	(0.4)
Non-cash compensation	3.9	1.0	0.7
Excess tax benefits	(0.9)	(0.2)	—
Provision for doubtful accounts	0.9	—	(0.1)
Loss on disposal of property and equipment	0.5	0.1	—
Changes in operating assets and liabilities:
Accounts receivable	(2.3)	(48.7)	1.9
Inventories	7.9	(46.9)	(34.6)
Other current and non-current assets	(1.6)	(9.8)	(2.6)
Accounts payable and accrued liabilities	18.4	61.4	(7.2)
Other non-current liabilities	31.2	(20.6)	12.8
Net cash flows provided by (used in) operating activities	106.6	1.1	(15.1)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(35.6)	(21.0)	(6.2)
Acquisitions, net of cash acquired	1.0	(256.4)	—
Net cash flows used in investing activities	(34.6)	(277.4)	(6.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash flows provided by (used in) financing activities	(90.2)	234.5	—

Effect of foreign exchange rate changes on cash and cash equivalents	0.1	0.4	(2.3)

Net decrease in cash and cash equivalents	(18.1)	(41.4)	(23.6)
Cash and cash equivalents, beginning of period	447.2	78.6	470.8
Cash and cash equivalents, end of period	$429.1	$37.2	$447.2

KLX INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes “adjusted net earnings,” “adjusted earnings per diluted share,” “adjusted operating earnings,” “adjusted operating margin,” “adjusted EBITDA,” “free cash flow,” “ASG adjusted operating earnings,” “ASG adjusted operating margin,” “ESG adjusted operating earnings” and “ESG adjusted operating margin,” in each case excluding costs and expenses related to acquisitions, restructuring and the spin-off (“costs as defined”), each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Each of these measures is adjusted to exclude costs as defined from their most directly comparable GAAP measure.

The Company uses the above described adjusted measures to evaluate and assess the operational strength and performance of the business and of particular segments of the business. The Company believes these financial measures are relevant and useful for investors because it allows investors to have a better understanding of the Company’s actual operating performance unaffected by the impact of the costs as defined.  These financial measures should not be viewed as a substitute for, or superior to, operating earnings or net earnings (each as defined under GAAP), the most directly comparable GAAP measures, as a measure of the Company’s operating performance.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

KLX INC.

RECONCILIATION OF NET EARNINGS PER DILUTED SHARE

TO ADJUSTED NET EARNINGS PER DILUTED SHARE

(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		Month Ended
	April 30, 2015	March 31, 2014	January 31, 2015
Net earnings	$17.9	$44.0	$7.1
Amortization expense	6.6	6.3	2.8
Non-cash compensation	3.9	1.0	0.7
Income taxes	11.0	25.0	4.3
Costs as defined *	8.4	2.1	0.7
Adjusted earnings before tax expense	47.8	78.4	15.6
Income taxes at normalized rate	18.2	29.8	5.9
Less: impact of goodwill deduction **	9.8	9.8	3.3
Adjusted income taxes	8.4	20.0	2.6
Adjusted net earnings	$39.4	$58.4	$13.0
Adjusted net earnings per diluted share	$0.75	$1.12	$0.25

Diluted weighted average shares	52.3	52.3	52.3

* Costs and expenses related to one-time post spin-off related activities

** Tax benefit of goodwill deduction calculated at an assumed benefit of approximately 38%

KLX INC.

RECONCILIATION OF OPERATING EARNINGS

TO ADJUSTED OPERATING EARNINGS AND ADJUSTED EBITDA

(In Millions)

	THREE MONTHS ENDED		Month Ended
	April 30, 2015	March 31, 2014	January 31, 2015
Operating earnings	$47.5	$68.9	$17.7
Costs as defined (1)	8.4	2.1	0.7
Adjusted operating earnings	55.9	71.0	18.4
Depreciation and amortization	20.9	11.3	7.3
Non-cash compensation	3.9	1.0	0.7
Adjusted EBITDA	$80.7	$83.3	$26.4

KLX INC.

RECONCILIATION OF AEROSPACE SOLUTIONS GROUP OPERATING EARNINGS

TO ADJUSTED OPERATING EARNINGS AND ADJUSTED EBITDA

(In Millions)

	THREE MONTHS ENDED		Month Ended
	April 30, 2015	March 31, 2014	January 31, 2015
ASG operating earnings	$60.8	$63.6	$12.9
Costs as defined (1)	5.5	—	0.7
Adjusted ASG operating earnings	66.3	63.6	13.6
Depreciation and amortization	7.1	6.9	2.4
Non-cash compensation	3.1	1.0	0.5
Adjusted EBITDA	$76.5	$71.5	$16.5

KLX INC.

RECONCILIATION OF ENERGY SERVICES GROUP OPERATING EARNINGS

TO ADJUSTED OPERATING EARNINGS AND ADJUSTED EBITDA

(In Millions)

	THREE MONTHS ENDED		Month Ended
	April 30, 2015	March 31, 2014	January 31, 2015
ESG operating earnings	$(13.3)	$5.3	$4.8
Costs as defined (1)	2.9	2.1	—
Adjusted ESG operating earnings	(10.4)	7.4	4.8
Depreciation and amortization	13.8	4.4	4.9
Non-cash compensation	0.8	—	0.2
Adjusted EBITDA	$4.2	$11.8	$9.9

RECONCILIATION OF NET CASH FLOW PROVIDED BY

OPERATING ACTIVITIES TO FREE CASH FLOW

(In Millions)

	THREE MONTHS ENDED		Month Ended
	April 30, 2015	March 31, 2014	January 31, 2015
Net cash flow provided by operating activities	$106.6	$1.1	$(15.1)
Capital expenditures	(35.6)	(21.0)	(6.2)
Free cash flow	$71.0	$(19.9)	$(21.3)

(1) Costs and expenses related to one-time post-spin-off related activities

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